UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 10, 2012

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Blvd, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On February 9, 2012, we issued a press release announcing our financial results for our second fiscal quarter ended December 31, 2011. As part of our earnings release call on the same day, we provided forward looking guidance for the calendar year, which includes the third and fourth quarter of its fiscal 2012 and the first and second quarter of its fiscal 2013.

•

Revenue is expected to be in the range of $18 million to $20 million for the second quarter of fiscal 2013 (fourth calendar quarter of 2012) and expected to be a total of $66 million to $70 million for the 2012 calendar year.

•	Gross margins are expected to be 37% to 40% for the second quarter of fiscal 2013 (fourth calendar quarter of 2012).

•

Total operating expenses are expected to be approximately $8.3 to $8.8 million quarterly for each of the next four quarters. Stock-based compensation is expected to be in the range of $1.2 million to $1.4 million and depreciation and amortization is expected to be approximately $0.4 million for each of these quarters.

•	Operating expenses are expected to decline by 5% to 10% in the third quarter of fiscal 2012 (first calendar quarter of fiscal 2012).

•	Excluding non-cash items such as stock-based compensation and amortization, we expect to achieve profitability in the fourth quarter of calendar 2012.

The information in this Item 2.02 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01.	Financial Statements and Exhibits

None

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: February 10, 2012	/s/ Kurt L. Kalbfleisch
	By:	Kurt L. Kalbfleisch
Vice President, Finance and CFO